EXHIBIT 10.1

2004 GLOBALSANTAFE MANAGEMENT ANNUAL INCENTIVE PLAN

The 2004 GlobalSantaFe Management Annual Incentive Plan (the “2004 MAIP”) became effective on January 1, 2004, and the payment of bonuses thereunder, if any, will be based on performance for the period January 1 through December 31, 2004, at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors of GlobalSantaFe Corporation (the “Company”). The Committee is presently expected to determine bonus amounts, if any, on or about February 28, 2005.

The purpose of the 2004 MAIP was to promote the interests of the Company and its shareholders by providing eligible management employees with financial rewards based upon the achievement of targeted performance. The 2004 MAIP was also intended to help the Company attract and retain management employees.

Executive officers as well as other officers and managers were eligible to participate in the 2004 MAIP. The target bonus as a percent of each individual participant’s annual base salary ranged from 5% to 100%. The 2004 MAIP bonus was capped at 200% of an individual’s annual base salary.

The 2004 MAIP performance measures for participants in the parent company and the Company’s contract drilling services subsidiaries consisted of both financial and operational targets. The weighting was 33.3% for the financial measures, which were net income relative to peer companies and cost. The weighting was 66.6% for the operational performance measures, which were safety, downtime, environmental, and specified corporate objectives.

The 2004 MAIP performance measures for participants in the Company’s drilling management services and oil and gas subsidiaries consisted of both financial and operational targets. The weighting was 50% for the financial measures, which was based on operating income, and 50% for the operational performance measures, which were lost time incident rate and specified corporate objectives.

Bonuses payable under the 2004 MAIP are determined by the Committee, subject to ratification by the independent members of the Board of Directors, with respect to the Company’s Chief Executive Officer’s bonus.

The following are the bonus targets for the Company’s executive officers for the 2004 MAIP. The percentages are expressed as a percentage of annual base salary.

Executive Officer	2004 Management Annual Incentive Plan Target Percentage
Jon A. Marshall President and Chief Executive Officer	100%
W. Matt Ralls Senior Vice President and Chief Financial Officer	65%
James L. McCulloch Senior Vice President and General Counsel	60%
Marion M. Woolie Senior Vice President, Operations	65%
Roger B. Hunt Senior Vice President, Marketing	60%
Cheryl D. Richard Senior Vice President, Human Resources	60%
Michael R. Dawson Vice President and Controller	40%

Executive Officer	2004 ADTI (Drilling Management Services) Annual Incentive Plan Target Percentage
R. Blake Simmons President, Applied Drilling Technology Inc.	60%